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                                                                       EXHIBIT 5


     January 17, 1996

     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549

                                DC HOLDCO, INC.
                       Registration Statement on Form S-8
                       ----------------------------------

     Gentlemen:

     I am Senior Vice President-Assistant General Counsel of DC Holdco, Inc., a Delaware corporation (the "Company"), and have acted as counsel in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of 1,445,572 shares of Common Stock, $0.01 par value per share, of the Company (the "Common Stock") issuable pursuant to the 1991 Stock Option Plan of Capital Cities/ABC, Inc. and the Employee Stock Option Plan of Capital Cities/ABC, Inc. (the "Plans").

     In connection with the opinion hereinafter set forth, I have made such examination of law and of fact as I have deemed necessary.

     Based on the foregoing, I am of the opinion that the 1,445,572 shares of Common Stock to which the Registration Statement relates will be, when issued as contemplated under the Plans, legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     Very truly yours,



     David K. Thompson